UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT

                         Pursuant to Section 13 OR 15(d)
                     of The Securities Exchange Act of 1934



Date of Report (Date of earliest event reported): January 16, 1998


                              HALSEY DRUG CO., INC.
             (Exact name of registrant as specified in its charter)


New York                           1-10113                11-0853640
(State of Jurisdiction)          (Commission             (IRS Employer
                                 File Number)           Identification No.)


                1287 Pacific Street, Brooklyn, New York        11233
                (Address of Principal Executive offices)     (Zip Code)


Registrant's telephone number, including area code: 718-467-7500


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Item 1.           Changes in Control of Registrant. None.

Item 2.           Acquisition or Disposition of Assets. None.

Item 3.           Bankruptcy or Receivership.  None.

Item 4.           Changes in Registrant's Certifying Accountant. None.

Item 5.           Other Events.  None.

Item 6.           Resignation of Registrant's Directors. None.

Item 7.           Financial Statements and Exhibits. None.

Item 8.           Change in Fiscal Year. None.

Item 9.           Issuance of Equity Securities Pursuant to Regulation S.

On January 16, 1998, the Registrant entered into a Subscription Agreement with Mabcrown, Inc. ("Mabcrown") pursuant to which the Registrant agreed to convert debt which the Registrant owed to Mabcrown in the amount of $214,000, plus all accrued interest from the date of the Subscription Agreement to the date of the conversion of the Note, into shares of the Registrant's $.001 par value Common Stock pursuant to Regulation S. The debt arose out of a Promissory Note (the "Note") dated October 23, 1997 which Registrant executed in favor of Mabcrown. In consideration of Mabcrown's agreement to terminate its rights under the Note, the Registrant agreed to convert its debt to Mabcrown into shares of the Registrant's Common Stock at a conversion rate of 75% of the average closing bid price of the Common Stock for the five (5) trading days immediately preceding the date upon which the Registrant receives from Mabcrown a Notice of Conversion. In addition, the Registrant agreed to deem the 10,000 shares of Common Stock issued to the Subscriber as additional consideration for purchasing the Note, as shares issued pursuant to Regulation S, as of the date of the Subscription Agreement. No commission was paid to a third-party with respect to the parties execution of the Subscription Agreement.

Mabcrown, Inc. is an investment company located and domiciled in Zurich, Switzerland.


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                                   SIGNATURES

     Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                   HALSEY DRUG CO., INC.
                                                       (Registrant)

Dated: January 30, 1998                            /s/ Rosendo Ferran
                                                   -----------------------------
                                                   Rosendo Ferran, President/CEO
                                                   1287 Pacific Street
                                                   Brooklyn, New York 11233
                                                   (718) 467-7500